EXHIBIT 4.5

                        CERTIFICATE OF RETIREMENT

                                 OF THE

                  SERIES F CONVERTIBLE PREFERRED STOCK

                                   OF

                    THE ASHTON TECHNOLOGY GROUP, INC.


         Pursuant to Section 243(b) of the General Corporation Law of the State of Delaware

         The Ashton Technology Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES as follows:

         1. All outstanding shares of the Series F Convertible Preferred Stock have been exchanged for 9% Secured Convertible Notes.

         2. Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon filing of this Certificate of Retirement, all the shares of the Series F Convertible Preferred Stock shall be retired and the Certificate of Incorporation of the Corporation shall be amended so as to eliminate all reference to the Series F Preferred Stock and then all such shares will assume the status of authorized and unissued Shares of Preferred Stock.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be executed and attested and its corporate seal to be affixed hereto this 17th day of January 2002.

                                       THE ASHTON TECHNOLOGY GROUP, INC.


                                       By:  /S/  Fredric W. Rittereise
                                            --------------------------
                                           Fredric W. Rittereiser
                                           Chairman and Chief Executive Officer